EXHIBIT 23(h)(10)

                          Expense Limitation Agreement

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                          EXPENSE LIMITATION AGREEMENT

                           PHOENIX INVESTMENT TRUST 06

         This Expense Limitation Agreement (the "Agreement") is effective as of May 1, 2006 by and between Phoenix Investment Trust 06, a Delaware Statutory Trust (the "Registrant"), on behalf of the series of the Registrant listed in Appendix A (each a "Fund" and collectively, the "Funds"), and the Financial Agent of the Fund, Phoenix Equity Planning Corporation, a Connecticut Corporation (the "Financial Agent").

         WHEREAS, the Financial Agent renders services to the Fund pursuant to the terms and provisions of the Financial Agent Agreement, as may be amended from time to time, entered into between the Registrant and the Financial Agent (the "Financial Agent Agreement"); and

         WHEREAS, the Financial Agent desires to maintain the financial agent fee of the Fund at a level below the level to which each such Fund might otherwise be subject; and

         WHEREAS, the Financial Agent understands and intends that the Registrant will rely on this Agreement in preparing amendments to the Registrant's registration statement on Form N-1A and in computing the daily net asset value of the Registrant, and expressly permits the Registrant to do so.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Limit on Fund Fees. The Financial Agent hereby agrees to waive a portion of the Fund's fees so that other operating expenses do not exceed the limits ("Expense Waiver") as noted for the Fund in Appendix A of this Agreement.

         2. Definition. For purposes of this Agreement, the term "Other Operating Expenses" with respect to Phoenix Small-Cap Growth Fund is defined to include operating expenses excluding management fees, distribution and shareholder servicing fees, interest, taxes, brokerage commissions and extraordinary expenses and with respect to Phoenix All-Cap Growth Fund, Phoenix Balanced Return Fund and Phoenix Nifty Fifty Fund is defined to include operating expenses excluding management fees, distribution and shareholder servicing fees, interest, taxes, brokerage commissions, extraordinary expenses and fiduciary fees (defined as legal, trustee and audit fees).

         3. Recoupment of Fees and Expenses. The Financial Agent agrees that it shall not be entitled to be reimbursed by a Fund for any expenses that it has waived or limited.

         4. Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect until April 30, 2007, unless sooner terminated as provided below in this Paragraph. The Financial Agent may



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              provide written notice to the Fund of the termination of this
              Agreement, or the modification to the Expense Waiver specified for the Fund in Appendix A of this Agreement, within thirty (30) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of the Fund at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days' written notice to the Financial Agent. In addition, this Agreement shall terminate with respect to the Fund upon termination of the Financial Agent Agreement with respect to such Fund.

         5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

         7. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

         9. Computation. At the end of any month during which this Agreement is in effect, the Financial Agent shall waive its fee under the Financial Agent Agreement in an amount that is equal to the Expense Waiver as computed on the last day of the month, based on the average net assets for the period.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.\


PHOENIX INVESTMENT TRUST 06             PHOENIX EQUITY PLANNING
                                        CORPORATION


By:/s/ Francis G. Waltman               By: /s/ John H. Beers
   ---------------------------------        ------------------------------------
       Francis G. Waltman                       John H. Beers
       Senior Vice President                    Vice President and Secretary


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                                   APPENDIX A

PHOENIX FUND                                 OTHER OPERATING EXPENSE LIMIT
------------                                 -----------------------------

                                         1ST $50       NEXT $450      OVER $500
                                         MILLION        MILLION        MILLION
                                         -------        -------        -------

Phoenix All-Cap Growth Fund(a)            0.50%          0.40%          0.30%
Phoenix Balanced Return Fund(a)           0.50%          0.40%          0.30%
Phoenix Nifty Fifty Fund(a)               0.50%          0.40%          0.30%
Phoenix Small-Cap Growth Fund(b)          0.50%          0.40%          0.30%





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(a)  Other Operating Expenses are operating expenses excluding management fees, distribution and shareholder servicing fees, interest, taxes, brokerage commissions, extraordinary expenses and fiduciary fees (defined as legal, trustee and audit fees).

(b) Other Operating Expenses are operating expenses excluding management fees, distribution and shareholder servicing fees, interest, taxes, brokerage commissions and extraordinary expenses.


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